UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

February 15, 2006

(Date of report)

February 10, 2006

(Date of earliest event reported)

Sotheby's Holdings, Inc.

(Exact name of registrant as specified in its charter)

Michigan	1-9750	38-2478409
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

38500 Woodward Avenue, Suite 100 Bloomfield Hills, Michigan	48303
(Address of principal executive offices)	(Zip Code)

(248) 646-2400

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

At a meeting on February 10, 2006, the Compensation Committee of the Board of Directors of Sotheby’s Holdings, Inc. (the “Company”) and its Section 162(m) Subcommittee (collectively, the “Committee”) approved the criteria for determining performance bonus awards under the Company’s Executive Bonus Plan (“EBP”) for the year ended December 31, 2006. Under these criteria, a participant in the EBP will be eligible to receive a performance bonus under the EBP only if the Company achieves a specified base level of net income for the year, as determined by the Committee, and the amount of each bonus will increase depending on the achievement by the Company of certain threshold levels of net income in excess of the base level.

The Committee also approved the performance criteria for determining the Company contribution to the Sotheby’s, Inc. Retirement Savings Plan (the “Retirement Savings Plan”) and the Sotheby’s, Inc. 2005 Benefit Equalization Plan (the “2005 BEP”) for the year ended December 31, 2006, which criteria are the same for both plans. Under these criteria, a Company contribution will be made to both plans in an amount equal to a specified percentage of participants’ eligible compensation only if the Company achieves a specified base level of net income for the year, as determined by the Committee, and this percentage will increase depending on the achievement by the Company of certain threshold levels of net income in excess of the base level. The Company also makes contributions to these plans that match employee contributions, and matching contributions are paid without regard to any performance criteria.

At its February meeting, the Committee also approved discretionary bonuses for senior officers under the Company’s cash bonus program for bonus-eligible employees. Each individual’s bonus is determined, at the discretion of the Committee, based upon the achievement of both personal and Company performance objectives. The bonuses approved for the five officers who will be designated as Named Executive Officers in the Company’s Proxy Statement for its 2006 Annual Meeting of Shareholders (the “Proxy Statement”) are: William F. Ruprecht - $975,000; Robin G. Woodhead - $405,000; George Bailey - $370,000; William S. Sheridan - $490,000; and Mitchell Zuckerman - $325,000. The total annual compensation of these individuals, including these bonuses, will be disclosed in the Proxy Statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S HOLDINGS, INC.

By:	/s/ Michael L. Gillis

Michael L. Gillis Senior Vice President, Controller and Chief Accounting Officer

Date:	February 15, 2006